CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-203797 on Form N-1A of our report dated June 25, 2015, relating to the financial statements and financial highlights of the American Funds Retirement Income Portfolio Series, comprising the American Funds Retirement Income Portfolio Series – Conservative, American Funds Retirement Income Portfolio Series – Moderate, and American Funds Retirement Income Portfolio Series – Enhanced, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

October 28, 2015